Exhibit 99.1

NEWS RELEASE for January 7, 2010 at 6:00 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON UPGRADED TO NASDAQ GLOBAL SELECT MARKET

NORTHVILLE, MI (January 7, 2010) . . . Amerigon Incorporated (NASDAQ-GS: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced that the NASDAQ Stock Market has upgraded the listing of the Company’s securities to the NASDAQ Global Select Market effective January 4, 2010. The Company’s securities continue to trade under the symbol “ARGN.”

The NASDAQ Global Select Market, one of the three market tiers at NASDAQ, recognizes the highest financial listing standards in the world, with measures including market value, liquidity and earnings. Qualifying for the NASDAQ Global Select Market is a mark of achievement, leadership, credibility and high ethical standards for companies.

Amerigon President and Chief Executive Officer Daniel R. Coker said, “Having qualified for the NASDAQ Global Select Market is significant validation of the Company and our Board’s dedication to corporate governance practices of the highest standard and integrity. Inclusion in this market should increase our visibility in the capital markets and further broaden our shareholder base.”

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2009, and its Form 10-K for the year ended December 31, 2008.

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